Exhibit 99.1

Stacey Dwyer, EVP 301 Commerce Street, Ste. 500, Fort Worth, Texas 76102 817-390-8200 June 12, 2006
D.R. HORTON, INC., AMERICA’S BUILDER, TO REDEEM ITS 10 1/2% SENIOR SUBORDINATED NOTES DUE 2011
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Monday (June 12, 2006), announced that it is calling all of its 10 1/2% senior subordinated notes due 2011 for full redemption on July 15, 2006 in accordance with the terms of the indenture governing the notes. The 10 1/2% senior subordinated notes were originally issued by Schuler Homes, Inc. and were assumed by D.R. Horton, Inc. in their merger in February 2002. The 10 1/2% senior subordinated notes will be redeemed at a price of $1,052.50 per $1,000 note outstanding, which will result in a redemption price of approximately $152.4 million in the aggregate to be paid by D.R. Horton, Inc. on July 15, 2006. On July 15, 2006, accrued and unpaid semi-annual interest of $52.50 per $1,000 note, approximately $7.6 million in the aggregate, will be paid to holders of record as of July 1, 2006. Holders of the 10 1/2% senior subordinated notes will receive by mail or electronic notice a Notice of Full Redemption setting forth the redemption procedures.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 51,000 homes in its fiscal year ended September 30, 2005. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 82 markets in 27 states in the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
www.DRHORTON.com